EXHIBIT 6.34

                             As of November 17, 1999


Alma U.K. Production, Limited
c/o Total Film Group Inc.
9107 Wilshire Blvd., Suite #475
Beverly Hills, CA 90210
Attn:  Gerald Green


         Re:  "BRIDE OF THE WIND"


Gentlemen:


This letter confirms the agreement between Paramount Classics ("PC"), a division of Paramount Pictures Corporation, and Alma U.K. Production, Limited ("Producer") in connection with the motion picture currently entitled "BRIDE OF THE WIND" (the "Picture"). The material terms and conditions are as follows:

1. Conditions Precedent: PC shall have no obligation under this Agreement until PC has received (in form and substance satisfactory to PC) and approved the complete chain-of- title for the Picture. The parties shall have no obligations under this Agreement with respect to the Picture, if Producer does not complete the Picture.

2. Territory: United States and Canada (excluding French language rights in Canada), as customarily defined by PC, all on a fully-crossed basis. For avoidance of doubt, PC shall have the right to distribute the English language version of the Picture throughout Canada.

3. Term: 17 years. PC shall have a first negotiation on all post-term distribution and other rights granted to PC.

4. Rights: Subject to the reserved rights and the terms hereof, Producer hereby grants to PC exclusively, during the Term in the Territory, all rights of every kind, in and relating to the Picture including, without limitation, the exclusive right to distribute, exhibit, reissue, advertise, promote or otherwise exploit the Picture, in all media (other than non- theatrical), in all versions and all languages, by any and every means and devices now known or hereafter devised. Producer hereby grants PC a first position security interest in the Picture to secure PC' s rights subject to customary financier requirements. Producer shall sign appropriate documentation to further evidence the above.

         Remake, sequel, and television production rights are reserved to Producer, and no such rights shall be exploited prior to the expiration of two (2) years after the initial general theatrical release of the Picture in the Territory. Non-theatrical, soundtrack album, music publishing, print publishing, and merchandising rights are reserved to Producer. PC shall have a right of first negotiation with respect to merchandising rights. If no agreement is reached within 15 business days after PC receives a notice from Producer that it intends to dispose the merchandising rights, Producer shall be free to negotiate elsewhere with respect to the merchandising rights.

5. Advance/P&A: For avoidance of doubt, Producer is entitled to no advance and no funding of P&A. Producer shall provide up to Ten Million Dollars ($10,000,000) in P&A. If PC is required to expend any P&A sums to be provided by Producer hereunder, Producer shall advance such sums to PC, in accordance with a mutually agreed upon schedule, for each Picture. Provided that Producer provides the P&A, PC shall have the obligation to release the Picture theatrically in accordance with the P&A provided by Producer. PC shall efforts to release the Picture in all other media.

6.       Distribution Fees:                 Continuing 12 1/2 % fee for
                                            theatrical, home video,
                                            Continuing 15% fee for all forms of
                                            television;

7. Application of Gross Receipts: PC shall receive, on a continuing basis, its distribution fee, and its distribution costs (including video costs and Residual payments), all in accordance with PC's customary definition. Thereafter, the balance of proceeds shall be remitted to Producer. PC shall have the right to incur reasonable and customary direct (but not overhead) distribution costs, including video costs, but not including P&A costs, without the approval of Producer.

8. Delivery: Producer shall provide PC with delivery (satisfactory to PC) of those Mandatory Delivery Items specified in the delivery schedule attached hereto on or before a date to be mutually approved by both parties (the "Mandatory Delivery Date"). Producer shall provide PC with delivery (satisfactory to PC) of the balance of the items, including documents, specified in the delivery schedule attached hereto on or before a date to be mutually approved by both parties. In order to assist PC in preparing marketing materials for the Picture, Producer shall use reasonable efforts to provide PC with access to any materials requested by PC before the Mandatory Delivery Date.

9. Home Video: One hundred percent (100%) of revenues received by PC (or its home video subsidiary) in connection with the home video exploitation of the Picture shall be included in the gross receipts of the Picture and such revenues shall be subject to the Distribution Fee as set forth in Paragraph 6 above. Producer shall have mutual approval with PC as to the home video release, campaign, and budget.

10. Participations and Residuals: Producer shall be responsible for all third party participations and deferments. PC shall advance collective bargaining payments and guild and union residuals (collectively "Residuals") in the Territory during the Term, provided Producer advises PC in writing with all information necessary to make such Residual payments prior to delivery of the Picture to PC. PC shall be entitled to recoup any such Residual payments as distribution costs under Paragraph 7. With respect to such Residual payments and provided that Producer has provided PC with the information as set forth above, PC shall sign customary guild distributor assumption agreements.

11. Picture Elements: The Picture, as delivered, shall have a running time between 85-120 minutes, shall not exceed a "R" rating, and shall substantially conform to the screenplays reviewed by Ruth Vitale and David Dinerstein.

12. Marketing Materials/Media Buy: Producer shall directly place the media buys through Western Media in consultation with PC. Producer, through Total Creative, Inc., shall create the marketing materials for the Picture, in consultation with PC. Producer may (but shall not be obligated to) purchase prints through PC, and if it purchases prints through PC, it shall receive the benefits of PC pricing and rebates to the extent such priding and rebates are made available to other producers which are wholly financing production and providing all domestic P&A.

13. Budget Minimums: The aggregate all-in "Negative Cost" (i.e., the total of all amounts paid to bona fide third parties for the financing and production of the motion picture) of the Picture shall not be less than Twelve Million Five Hundred Thousand Dollars ($12,500,000).

14. Cutting and Editing. Provided that the Picture is delivered to PC in accordance with Paragraph 11 of this Agreement, PC shall have the right to cut or edit the Picture only to cause the Picture to comply with standards and practices (broadcast, airline and otherwise), commercial breaks, potential or actual legal claims, censorship, rating (as set forth above), television, non-theatrical and panning and scanning requirements in the Territory. With respect to such cuts or edits, subject to PC's release exigencies and budgetary requirements, the director of the Picture ("Director") shall be given the first opportunity to physically make such cuts or edits, provided that Director notifies PC within five (5) business days after receipt of PC's notice that Director is ready, willing and able to make the required cuts or edits as and when required by PC. PC shall use reasonable efforts to notify its third party licensees of the foregoing cutting and editing rights; provided that no third party failure nor any casual or inadvertent failure by PC to comply with the immediately preceding sentence shall constitute a breach or default of this Agreement.

15. Holdbacks: Producer shall comply with PC's customary holdbacks, including without limitation, with respect to Mexican and French-language Canadian pay, free, and basic television.

16. Option on Next Picture: PC shall have the exclusive, irrevocable option to distribute the next motion picture produced by Producer (or any subsidiary of Producer) which Producer intends to release on a rent-a-system basis, on the terms set forth herein. Such option may be exercisable not later than seventy-two hours after Producer submits the screenplay to PC.

17. Representations and Warranties: Producer represents and warrants that it has the full right, power and authority to enter into this agreement and to grant PC all the Rights herein granted.

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18.      Short Form Assignment: Producer shall deliver to PC the Short Form
         Assignment, attached hereto and incorporated herein, signed and notarized on its behalf.

19. Further Agreements: PC agrees to enter into customary bank/other financier and completion bond documentation, subject to PC' s reasonable and customary requirements in connection therewith. PC shall act in good faith and in a timely manner so as not to frustrate Producer's timely financing arrangements. The balance of the terms applicable to this agreement shall be negotiated in good faith in accordance with PC's customary parameters. Unless or until execution of the Binding Term Sheet, this letter agreement shall be the final and binding understanding between the parties and shall be governed by the laws of the state of California, U.S., as though it had been fully negotiated and signed in that jurisdiction.


Best regards.

Sincerely,

Karen Magid, on behalf of,
Paramount Classics, a division of Paramount Pictures Corporation

ACCEPTED AND AGREED:
Alma U.K. Production, Limited.

By: /s/ Leon Morgan
Its: Director

                              SHORT FORM ASSIGNMENT

                                                         As of November 17, 1999


KNOW ALL MEN BY THESE PRESENTS that, pursuant to and subject to an agreement ("Agreement") dated November 17, 1999 between Paramount Classics, a division of Paramount Pictures Corporation ("PC") and Alma U.K. Production, Limited ("Producer"), the following shall apply with respect to that certain motion picture presently entitled "BRIDE OF THE WIND" (the "Picture").

Subject to the terms of the aforesaid Agreement, and for good and valuable consideration, receipt of which is hereby acknowledged, Producer hereby irrevocably grants and assigns to PC, its successors and assigns, for the "Term" (as defined in the Agreement) and throughout the "PC Territory" (as defined in the Agreement) under copyright (including all extended and renewal terms thereof), and without limitation, the sole and exclusive distribution rights in and to the Picture and all other exploitation rights, other than the reserved rights as specified in the Agreement, with respect thereto, in any and all media and by any and all means (whether now known or hereafter devised), subject to and in accordance with all of the terms and conditions of said Agreement.


                                       Alma U.K. Production, Limited

                                       By: /s/ Leon Morgan
                                       Its: Director

                  UNITED KINGDOM OF GREAT BRITAIN
                  ENGLAND, CITY OF LONDON

STATE OF ____________________)

COUNTY OF __________________)


         On 16th March 2000, before me, MARTIN JOHN SCANNALL , a Notary Public, personally appeared LEON RHYS MORGAN proved to me on the basis of satisfactory evidence

to be the person(s) whose name(s) is subscribed to the within instrument, and acknowledged that he executed the same in his authorized capacity, and that by his signature(s) on the instrument the person(s) or the entity upon behalf of which the person(s) acted, executed the instrument.

         WITNESS my hand and official seal.


                                       /s/ M J Scannall
                                       Signature of Notary

OPTIONAL SECTION:

CAPACITY CLAIMED BY SIGNER:
__       Individual                     __       Trustee
__       Corporate Officer(s)           __       Guardian/Conservator
__       Partner(s)                     __       Other
__       Attorney-in-fact

SIGNER IS REPRESENTING:
(Self or name of person(s) or entity[ies])

------------------------------------------------------------------------------


This certificate must be attached      TITLE OF DOCUMENT
to the document described at right:                     -----------------
                                       NUMBER OF PAGES
                                                        -----------------
                                       DATE OF DOCUMENT
                                                        -----------------
                                       SIGNER(S) OTHER THAN
                                                           --------------
                                       NAMED ABOVE
                                                  ----- -----------------

                                DELIVERY SCHEDULE

Schedule of delivery items under agreement (the "Agreement") dated as of November 1 7, 1999 between PARAMOUNT CLASSICS ("PC"), a division of Paramount Pictures Corporation, a Delaware corporation and Alma U.K. Production, Limited ("Producer"), relating to the proposed feature-length theatrical motion picture entitled "BRIDE OF THE WIND" (the "Picture"). The items below marked with an asterisk are Mandatory Delivery Items and must be delivered to PC on or before the Mandatory Delivery Date as set forth in the Agreement.

A.       If the picture shall be in standard color:

         1.       Original Picture and Soundtrack Negative (Deliver to
                  Post Production):

         *        (a)      Original Picture Negative: The original first-class
                           completely edited color 35mm picture negative, fully timed (access to which is guaranteed by a laboratory letter in the form attached to the Agreement as Exhibit "C", subject only to the changes, if any, that may be mutually agreed upon in writing after good faith negotiations, shall be deemed satisfactory delivery of this item); and

         *        (b)      Original Optical Soundtrack Negative: Access to the
                           original and delivery of one copy of a first-class completely edited 35mm synchronizing optical soundtrack negative (including combined dialogue, sound effects and music) on estar base stock made from the original magnetic soundtrack described in Paragraph 5 below (access to which is guaranteed by a laboratory letter in the form attached to the Agreement as Exhibit "C" shall be deemed satisfactory delivery of this item).

                  The elements listed in subparagraphs (a) and (b) above are to be without scratches or injury, so that clear first-class composite positive prints can be made therefrom in order to properly exhibit and perform the Picture, and in order to properly reproduce the recorded sound of the Picture and the musical compositions included in the score thereof in synchronism with the photographic action of the Picture.

*        2.       Interpositive (Deliver to Post Production):

                  One technically first class 35mm interpositive of the Picture. The Interpositives shall be fully cut, main and end titled, edited and assembled and conformed in all respects to the composite answer print, and original negative. The Interpositive must be manufactured in first generation from the original picture negative after the answer print has been manufactured. The interpositive to be exact duplicate of Original Negative.

*        3.       Internegative (Deliver to Post Production):

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                  One technically first class 35mm Estar Internegatives of the
                  Picture, made from the first generation Interpositive manufactured from the original negative, from which positive release prints of the Picture can be struck. The internegative to be struck from Item A2.

*        4.       Check Print (Deliver to Post Production):

                  One complete, final, technically first class composite 35mm prints of the Picture, fully color corrected to release print standards fully cut, main and end titled, edited, scored and assembled and conformed in all respects to the answer print. The check print will be struck from Items A3 and A4.

         5.       Intentionally Deleted.

*        6.       Answer Print (Deliver to Post Production):

                  A first-class completely edited 35mm composite answer print from the original negative, fully timed and color-corrected, made from the items in Paragraphs 1(a) and (b) above.

*         7.      Textless Backgrounds & Overlays: Titles and Texted Scenes
                  (Deliver to Post Production):

                  Delivery of the master negative, a corresponding daily print, and one (1) set of first-class completely edited color 35mm Interpositives (or fine grains if the Picture is produced in black-and-white) made from the original camera Negative of the following:

                  (a) If the titles are shot over the Picture (i.e., not if they are shot over black) all main title and end title textless backgrounds, without lettering; and

                  (b) If the titles are shot over the Picture (i.e., not if they are shot over black) textless backgrounds, without lettering of any forewords and/or other scenes carrying superimposed titles.

*        8.       Original Magnetic Soundtrack (Deliver to Post Production):

                  Access to the original and delivery of one copy of the original monaural master track (whether the Picture is recorded using a monaural or stereo format) on 35mm magnetic film on which are recorded three separate signals, one including all dialogue, one including all sound effects and one including all music, each in synchronization with the others and all in synchronization with the Original Picture Negative (described in Paragraph A.1.(a) above.

                  If the Picture is (or shall be) recorded in four or six track stereo, in addition to the above monaural split dialogue, music, effects master, the following items must also be delivered (all items must be in synchronization with the Original Picture Negative):

                  (a) Access to the original and delivery of one copy of the final 35mm magnetic two track stereo matrixed Print Master and if there is a digital mix, then delivery of the 6 track digital print master;

                  (b) Access to the final 35mm magnetic four track or six track stereo dialogue stem;

                  (c) Access to the final 35mm magnetic four track or six track stereo music stem;

                  (d) Access to the final 35mm four track or six track stereo sound effects stem; and

                  (e) Access to the original and delivery of one copy of the final 35mm four and two track music and effects stereo master, formatted with music and effects married into the left, center, right and surround channels and if there is a digital mix, then delivery of the 6 track digital music and effects master.

*        9.       Video Elements (Deliver to Post Production):

                  (a)      Either

                           (i) A first-class Dl format videotape in 525/NTSC of the final version of the Picture which shall be either the original film to tape transfer master or a first generation dub from such master in the following formats: Full Frame, Letterbox (in the same aspect ratio as the original Theatrical presentation), and 16X9 (in the same aspect ratio as the original Theatrical presentation.

                                    The audio for the above referenced NTSC and PAL masters should be as follows:

                                    Channel 1 -- English Composite Stereo Left
                                    Channel 2 -- English Composite Stereo Right
                                    Channel 3 -- Fully Filled Music and Effects
                                                 Stereo Left
                                    Channel 4 -- Fully Filled Music and Effects
                                                 Stereo Right

                                    All video masters must have drop frame
                                    timecode with the program starting at
                                    01:00:00:00. All master tapes must have one minute of color bars and 1000 Hz. tone, ten seconds of slate indicating the name and date of the production, the running length and whether the textless elements (see below) are included at the end of the program. Technically, the program must adhere to SMPTE specifications.

                           or

                           (ii) A first-class high definition D5 format videotape of the final version of the picture which shall be either the original film to tape transfer master or a first generation dub from such master in the following formats: 4X3 Full Frame and 16x9 (in the same aspect ratio as the original theatrical presentation)

                                    The audio for the above referenced D5
                                    masters should be as follows:

                                    Channel 1 -- English Composite Stereo Left
                                    Channel 2 -- English Composite Stereo Right
                                    Channel 3 -- Fully Filled Music and Effects
                                                 Stereo Left
                                    Channel 4 -- Fully Filled Music and Effects
                                                 Stereo Right

                                    All video masters must be recorded at 59.94.
                                    All master tapes must have one minute of color bars and 1000 Hz. tone, ten seconds of slate indicating the name and date of the production, the running length and whether the textless elements (see below) are included at the end of the program. Technically, the program must adhere to SMPTE specifications.

                  (b) Either together with Item 9(a), or separately, a first-class videotape in the identical format as supplied under Item 9(a) containing the textless backgrounds of the Main and End titles of the Picture as well as textless backgrounds for any other scenes over which subtitles, location titles, or other printing appears in the final version of the Picture.

                  (c) One copy of the final Master Video Technical Evaluation report as created by any pre-approved lab for each video master delivered. Should the evaluation prove that any of the master videotapes are not of acceptable quality, it is the producer's responsibility to repair any faults listed on the evaluation report. This evaluation report must be submitted prior to final acceptance. If there are any faults not corrected, a written explanation accompanying the evaluation must be accepted by PC.

         10. Subtitling Disk and Spotting List for English Subtitles (Deliver to Post Production):

                  If the Picture is not an English language picture, one subtitling disk and spotting list for English subtitles. Access to any available French and/or Spanish subtitles.

         11.      Cutting Materials (Deliver to Post Production):

                  (a)      Intentionally deleted.

                  (b)      Intentionally deleted.

                  (c) Trims and Outtakes: Access to all unused takes and trims and all other film picture and soundtrack material produced for or used in the process of preparing the Picture, whether or not actually used in the Picture. All such material is to be stored by PC, on its own behalf, until such time as PC deems its usefulness to have expired, whereupon PC will either destroy the unused material or will return the unused material to Producer, at Producer's option.

                  (d) T.V. Coverage: Access to one copy of original audio recordings of replacement dialogue ("TV ADR"), recorded by the original cast, to be used for the replacement of profane language which exists in the final soundtrack of the Picture, to be delivered to PC on 1/4-inch audiotape or on magnetic film; also, any alternate TV picture coverage photographed for inclusion in re-edited censored versions of the Picture, to be delivered on 35mm original negative, corresponding 35mm daily prints and corresponding 1/4-inch or magnetic film audio. TV coverage is to be sufficient to enable PC to meet applicable commercial broadcast standards.

                  (e) Editor's Script Notes ("Lined Script"): A copy of the final shooting script, marked with slate and take numbers used in photographing each script scene, indicating the portion of each script scene covered by each slate and take number, with notations as to camera movement, lens used, etc.).

                  (f)      Intentionally Deleted.

         12.      List of Scenes for Stock Footage (Deliver to Post
                  Production):

                  If any stock footage is used for either Picture, delivery of a list of all scenes and legal contracts explaining all rights and uses of such footage.

*        13.      Music Masters/Tracks/Dubbing Set-Up Sheets:

                  (a)      If applicable, if the Agreement to which this
                           Schedule is attached provides for PC ownership and/or control of any soundtrack phonorecord rights, delivery of an original and a 1st generation copy of uncut original multitrack music masters in the form in which they were recorded or, at

                           PC's election, a first generation copy thereof of selected takes of each musical sequence of the Picture, regardless of whether such selected takes are in the Picture; if PC does not have ownership and/or control of any soundtrack phonorecord rights, PC shall have access to such uncut original multitrack music matters (Deliver to Music Department);

                  (b) If applicable, access to synchronized magnetic tracks of music, sound effects and dialogue, as set up for dubbing (Deliver to Post Production);

                  (c)      Intentionally deleted.

                  (d) Copies of music dubbing set-up sheets (i.e., all "cue sheets" and music logs) (Deliver to Music Department).

                  All music recorded in connection with the Picture but not delivered under this paragraph must be delivered under Paragraph 14 below.

*        14.      Music Score/Music Cue Sheets (Deliver to Music Department):

                  (a) If applicable, one (1) copy of the manuscript of the music score, and (if reasonably requested by PC) access to the original manuscript of the music score, if PC acquires any copyright and/or administration of any music publication rights, otherwise a copy; and

                  (b) One (1) copy of the cue sheet of the music recorded and included in the Picture (by reel position, sequence titles, &/or by titles of compositions, including the timing, use, composer and publisher on each piece of music).

*        15.      Final Shooting Script (Deliver to Post Production):

                  One (1) copy of the final shooting script of the Picture.

         16.      Combined Continuity/Spotting Script (Deliver to Post
                  Production)

                  One (1) copy of the Dialogue Cutting Continuity, being an accurate transcript of dialogue and description of action of the Picture as finally edited for release, conforming to the format of release scripts used by PC, from which such scripts may be printed.

*        17.      Stills (Deliver to Advertising and Publicity):

                  Access to all approved original black and white negatives and color transparencies, suitable for use in the preparation of advertising, exploitation and publicity material for the Picture.

*        18.      Trailer Materials (Deliver to Post Production):

                  (a)      Intentionally deleted.

                  (b)      Intentionally deleted.

                  (c) 1/4" analog and/or DAT copy of entire music score including any songs written and produced for the Picture, and trailers thereof if original music; A 3/4" analog and/or DAT copy of the entire music score of the Picture; and

                  (d)      Intentionally deleted.

B.       Intentionally deleted.

C.       Miscellaneous:

         1. Wherever the words "negative(s)", "print(s)" or any other words referring to any facilities or materials, shall appear in this Agreement such words shall be deemed to include both photographic and magnetic film.

         2. In positive composite release prints, no A-reel shall exceed nine hundred fifty (950) linear feet, exclusive of leaders, and no B-reel shall exceed nine hundred sixty (960) linear feet, exclusive of leaders, and no combination of units to be mounted on one (I) standard two thousand (2,000) foot reel shall exceed one thousand nine hundred fifty (1 ,950) linear feet, including leaders.

         3. Whenever PC requires access to elements, it also has the right to remove the elements to a facility of its own choosing upon reasonable notice for a period of not more than thirty days.

D.       Other Delivery Items:

         The following items are to be delivered on or before signature of the Agreement to which this Exhibit is attached:

         1. One copy of the PC-approved shooting script, signed by Producer (Deliver to Post Production).

         2. Two (2) duplicate originals (duly notarized) of the Short Form Assignment (in the form attached to the Agreement as Exhibit "B" and incorporated herein by this reference) (Deliver to Legal Department). The following items are to be delivered on or before the Delivery Date:

*         3.      A list of the names and addresses of all laboratories used and to be used for production and post-production of the Picture
                  (including without limitation sound labs, optical labs, special effects labs, etc.), and a list of all physical elements of the Picture in the possession of each such laboratory and all other information as set forth in Exhibit
                  "DS-l" which is attached hereto and incorporated herein by this reference (Deliver to Post Production);

         4. A complete list, verified as true and accurate by Producer, of all actors (including stuntmen, on camera singers, airplane pilots and puppeteers), screenplay writers, composers, musicians, orchestrators, copyists, master recording producers, directors and other personnel appearing in or rendering services in connection with the Picture in respect of whom residual payments will be payable under collective bargaining agreements in connection with such services (Deliver to Legal Department), together with:

                  (a) their respective social security numbers, addresses, W-4 and INS Form 1-9 information and industry-man numbers;

                  (b) their respective individual cash compensation (not including living or travel expenses) and evidence of payment in full;

                  (c) for all actors, the number of days worked or guaranteed, whichever is greater;

                  (d) the total amount of all compensation paid to each class or group of personnel;

                  (e) a statement as to whether or not each such person is subject to any union, guild or federation agreement to which Producer is a party and the name of such union, guild or federation, along with evidence, to the extent applicable, that such persons were employed and fully paid at not less than union, guild or federation scale; and

                  (f) any other information with respect to such personnel which PC may require, including but not limited to information regarding deferred compensation and percentage of gross receipts or net profits payable to any particular person or persons.

         5. All agreements and written documents relating to the acquisition of all rights (and reflecting a complete chain of title) in connection with the Picture (including without limitation Certificates of Authorship relating to the story and screenplay) are to be delivered to PC concurrently with the signing of this agreement, if not heretofore so delivered (Deliver to Legal Department);

         6.       Intentionally deleted.

         7. All agreements and other documents relating to music rights (and evidence of payment in full with respect to all such documents), including without limitation all composer/songwriter agreements; recording artist/master recording producer agreements; copies of any applicable union or guild agreements and session reports; Day Player Vocalists Agreements; master use licenses; synchronization and performing licenses; film clips (including music soundtrack portions thereof); Certificates of Authorship; and phonorecord agreement if done by Producer (Deliver to Music Department);

         8. Access to (and copies of, upon PC's request) all other agreements and documents relating to the Picture; e.g., employment agreements, clearances, releases and location agreements (and evidence of payment in full with respect thereto) (Deliver to Legal Department);

         9. Agreements (or certified credit excerpts therefrom) in connection with all personnel connected with the Picture who are entitled to screen and/or advertising credits, a separate statement summarizing all screen and advertising credits in such form and containing such information as PC may require, and a hard copy of the on-screen credits (main and end titled) (Deliver to Legal Department);

         10. If applicable, evidence that an IATSE Seal (or other similar seal) is required and may appear in the screen credits of the Picture and that all guild personnel were employed and fully paid at not less than applicable guild scale (Deliver to Legal Department);

         11.      Intentionally deleted.

         12. Documents assigning to PC all of Producer's rights, if any, in and to the MPAA title registration (Deliver to Legal Department);

         13.      Intentionally deleted.

         14. If applicable, if the United States tax laws are amended to make the following provisions applicable to the Picture, and at PC's reasonable request: Pursuant to the requirements of
                  Section 48(k) of the United States Internal Revenue Code of 1 986, as amended ("Code"), two (2) copies of a statement signed by Producer addressed to the District Director, Internal Revenue Service, 1 35 High Street, Hartford, Connecticut, 06103, which contains the following information or any other information which PC may reasonably require (Deliver to Legal Department):

                  (a)      a statement describing the nature and amount of each
                           item incurred in producing the Picture qualifying as United States production costs within the meaning of Internal Revenue Code Section 48(k);

                  (b) a statement specifying the nature and purchase price of any "part" within the meaning of Treas. Reg.
                           Section 1 .48-8(a)1 of the Picture sold prior to PC's acquisition of its interest in the Picture, or an acknowledgment that PC's acquisition of its qualifying ownership interest preceded the sale of any other "part" of the Picture to other parties; and

                  (c) an acknowledgment that the Picture was not placed in service prior to PC's acquisition of its ownership interest.

                  Notwithstanding the foregoing, nothing in this Paragraph shall be construed to permit Producer to exploit the Picture (or any part thereof) as set forth in this Paragraph unless the Agreement to which this exhibit is attached expressly permits such exploitation by Producer;

         15. Certificates of insurance and a copy of the errors & omissions insurance policy, as may be required by the Agreement to which this Delivery Schedule is attached (Deliver to Legal Department).

         16. If applicable, documents evidencing termination of any security interest(s) affecting PC's rights (Deliver to Legal Department).

E.       Place of Delivery:

         1. Delivery of the Picture shall consist of (i) Producer making physical delivery, at the sole cost and expense of Producer, of the items required be delivered to PC as set forth herein or (ii) Producer providing access to those items to which PC requires access as set forth herein, which such access is guaranteed by a laboratory letter in the form attached to the Agreement as Exhibit "C", subject only to the changes, if any, that may be mutually agreed upon in writing after good faith negotiations. Delivery shall be made to such locations as hereinafter designated or as PC shall designate. Delivery of the Picture shall be accompanied by a list showing which items are in which containers. The Legal Department must be copied on all transmittal letters for Delivery Items.

                  A. "Post Production:" Paramount Classics, 5555 Melrose Avenue, Hollywood, CA 90038, Attn: Georgian Theodoris.

                  B. "Advertising and Publicity:" Paramount Classics, 5555 Melrose Avenue, Hollywood, CA 90038, Attn: Georgian Theodoris.

                  C. "Legal Department:" Motion Picture Legal, 5555 Melrose Avenue, Hollywood, CA 90038, Attn: Robyn Martin.

                  D. "Music Department;" 5555 Melrose Avenue, Hollywood, CA 90038, Attn: Linda Springer.

         2. All delivery items under this schedule shall be delivered in form and substance (both technically and for technical aesthetics) satisfactory to PC, in its sole judgment, and delivery thereof shall not be deemed complete with respect to each such item until PC has received all of the foregoing in accordance herewith.

                                 EXHIBIT "DS-l"


1.       NAME OF PICTURE:

2.       ORIGINAL FORMAT: (Circle as Applicable)
         (a)  35mm                (b)  16mm
         (c)  Super35mm           (d)  Superl6mm              (e)  Other

3.       PROJECTION FORMAT: (Circle as Applicable)
         (a)  Color               (b)  Black & White

4.       GAUGE: (Circle as Applicable)
         (a)  35mm                (b)  16mm

5.       ASPECT RATIO: (Circle as Applicable)
         (a)  1:1:33              (b)  1:1:66
         (c)  1:1:85              (d)  1:2:35, scope

6.       OPTICAL SOUND FORMAT: (Circle as Applicable)
         (a)  Mono                (b)  Dolby A
         (c)  Dolby SR            (d)  Dolby Digital (SRD)    (e)  Other

7.       RUNNING TIME:

8.       FILM STOCK: (Circle as Applicable)
         (a)  Eastman Kodak       (b)  Fuji
         (c)  Agfa                (d)  Other

9.       FILM LAB:
                  -------------------------------------------------------------

10.      SOUND LAB:
                   ------------------------------------------------------------

11.      SUBTITLING COMPANY(if applicable):
                                           ------------------------------------

12.      OTHER TECHNICAL SPECIFICATIONS:
                                        ---------------------------------------

13.      MONTH AND YEAR OF COMPLETION:
                                      -----------------------------------------

14.      DATE AND PLACE OF FIRST PERFORMANCE:
                                             ----------------------------------

15.      PRIOR FILM FESTIVALS:
                              -------------------------------------------------

16.      FOREIGN AND/OR DOMESTIC SALES REPRESENTATIVE:
                                                      -------------------------

                                   EXHIBIT "C"

TO:
  ------------------------

         Re:  "BRIDE OF THE WIND"
         Laboratory Agreement

To Whom It May Concern:

         The undersigned, Alma U.K. Production, Limited ("Producer") the producer of the motion picture described herein has granted Paramount Classics, a division of Paramount Pictures Corporation, ("PC") under agreement dated as of November 17, 1999 (the "Agreement"), certain rights, title and interest in and to the feature motion picture tentatively entitled "BRIDE OF THE WIND" (the "Picture") as more specifically provided and subject to the terms of said Agreement. Producer has arranged to send or will be sending to you ("Laboratory") certain negatives, prints, soundtracks, and other properties and materials (hereinafter called "Picture Property") in connection with or relating to the above Picture which, when accepted by Laboratory, shall be held by Laboratory in the name of Producer as bailee for PC and Producer.

         1. From the date upon which the Picture Property is delivered to Laboratory, Producer does hereby appoint Laboratory as bailee of such property and such Picture Property as may come into Laboratory's possession thereafter, and Laboratory does hereby agree to act as such bailee in accordance with the terms and conditions herein provided.

         2. Laboratory does hereby agree to retain and hold in its Laboratory located at ________________________ all of the Picture Property in the name of and for the sole and exclusive use of PC and to hold and dispose of same pursuant to PC's orders and instructions. Laboratory shall keep the original negatives of the Picture in film vaults separate from and at a reasonable distance from protective duplicating materials (whether protective master, fine grains, duplicate negatives or otherwise) to afford protection against any loss or damage, whether by fire or other disaster or otherwise. Laboratory shall keep PC and Producer advised in writing of the actual location of the film vaults at Laboratory's premises where all such Picture Property is kept, including advice as to separate film vaults utilized by Laboratory for the original negatives and protective materials as aforesaid.

         3. Except as set forth in Paragraph 4 below, Laboratory shall not permit anyone other than PC to have access to and/or remove the Picture Property, shall not remove the Picture Property and shall not fill any orders with respect to the Picture Property except for PC.

         4. All materials and services which Laboratory may supply or furnish to Producer are to be paid for solely by Producer, and PC shall not be concerned with or responsible for any credit arrangements which Laboratory may make with Producer. Moreover, Laboratory agrees not to look and will not look to PC nor assert any claim or lien, statutory or otherwise, against PC or PC's property or the Picture Property held by Laboratory by reason of any work, labor, service or material which Laboratory performs or furnishes to Producer or for any obligation of Producer. All materials and services which Laboratory may supply or furnish to PC are to be paid for solely by PC, and Producer shall not be concerned with or responsible for any credit arrangements which Laboratory may make with PC. Moreover, Laboratory agrees not to look and will not look to Producer nor assert any claim or lien, statutory or otherwise, against Producer or Producer's property or the Picture Property held by Laboratory by any reason of work, labor, service or material which Laboratory performs or furnishes to PC for any obligation of PC.

         5. Nothing herein contained shall be deemed or construed to affect or impair any of the obligations of the parties hereto to each other under any other agreements between the parties hereto.

         6. The agreements and authorizations contained in this letter shall be irrevocable from the date hereof, and Laboratory is hereby authorized to act on same.


                                       Very truly yours,

                                       ALMA U.K. PRODUCTION, LIMITED

                                       By: /s/ Leon Morgan
                                       Its: Director

AGREED TO:
[LABORATORY]

By
  -----------------------------
Its


PARAMOUNT CLASSICS, a division of PARAMOUNT PICTURES CORPORATION

By
  -----------------------------
Its